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                                                                      EXHIBIT 99

             PROXY FOR SPECIAL MEETING OF SHAREHOLDERS OF FIRST BANK

     The undersigned hereby appoints ____________________ and ___________________, or either of them, as proxies to vote all shares of Common Stock the undersigned is entitled to vote at the Special Meeting of Shareholders of First Bank to be held on [date of meeting] at [time of meeting] local time, at [location of meeting], or at any adjournment or postponement thereof, as follows, hereby revoking any proxy previously given:

     1. To approve the conversion of First Bank to a national banking association from a Texas banking association.

                    FOR  [ ]     AGAINST [ ]   ABSTAIN  [ ]

     2. To approve the Agreement and Plan of Reorganization dated December 24, 1997 (the "Reorganization Agreement") between First Bank and Norwest Corporation ("Norwest") pursuant to which a wholly-owned subsidiary of Norwest will consolidate with First Bank and First Bank will become a wholly-owned subsidiary of Norwest (the "Consolidation"), all upon the terms and subject to the conditions set forth in the Reorganization Agreement, a copy of which is included as Appendix A in the accompanying Proxy Statement-Prospectus; and to authorize such further action by the Board of Directors and officers of First Bank as may be necessary or appropriate to carry out the intent and purposes of the Consolidation.

                    FOR  [ ]     AGAINST [ ]   ABSTAIN  [ ]

     3. In the discretion of the persons appointed proxies hereby on such other matters as may properly come before the Special Meeting.

     Shares represented by this proxy will be voted as directed by the shareholder. The Board of Directors recommends a vote "FOR" proposal 1 and a vote "FOR" proposal 2. If no direction is supplied, the proxy will be voted "FOR" proposal 1 and "FOR" proposal 2.

                                Dated:_______________________________, 1998.


                                (Please sign exactly as name appears at left.)


                                (If stock is owned by more than one person, all owners should sign. Persons signing as executors administrators, trustees, or in similar capacities should so indicate.)


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                  OF FIRST BANK